EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements No. 333-72756 and 333-176740 of our report dated July 13, 2015 relating to the consolidated financial statements of Dynacq Healthcare, Inc. appearing in this Annual Report on Form 10-K for the year ended August 31, 2014.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

July 13, 2015